Exhibit 23.2

CONSENT OF U.S. COUNSEL TO REGISTRANT

          We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus that forms a part of the Registration Statement on Form F-3 filed on the date hereof by Embraer – Empresa Brasileira de Aeronáutica S.A.  In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING LLP

December 20, 2006
São Paulo, Brazil